Exhibit 10.107

Amendment to

FedEx Corporation 2019 Omnibus Stock Incentive Plan

Section 19.3 of the FedEx Corporation 2019 Omnibus Stock Incentive Plan is hereby amended and restated in its entirety to read as follows:

“19.3 Excise Taxes. In the event that any acceleration of vesting pursuant to an Award and any other payment or benefit received or to be received by a Participant under the Plan or otherwise in connection with a Change of Control would subject a Participant to any excise tax pursuant to Code Section 4999 (which excise tax would be the Participant’s obligation) due to the characterization of such acceleration of vesting, payment or benefit as an “excess parachute payment” under Code Section 280G, then the Award and any other payments or benefits provided hereunder shall, to the extent possible, be reduced (but not below zero) so that the present value of such total amounts and benefits received by the Participant will be one dollar ($1.00) less than three times the Participant’s “base amount” (as defined in Code Section 280G) and so that no portion of such amounts and benefits received by the Participant shall be subject to the excise tax imposed by Code Section 4999. The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amounts of the Award and any other payments and benefits provided hereunder or otherwise is necessary shall be made by the Committee in its sole discretion. If a reduced Award or any other payment or benefit hereunder is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits to the Participant from the Company (or an Affiliate) used in determining if an “excess parachute payment” exists, exceeds one dollar ($1.00) less than three times the Participant’s base amount, then the Participant shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 19.3 shall require the Company to be responsible for, or have any liability or obligation with respect to, the Participant’s excise tax liabilities under Code Section 4999.”

Approved by the Compensation and Human Resources Committee on June 12, 2022